EXHIBIT 10.12L

_________, 200__

Re: Deferred stock award

Dear __________:

As a participant in the Directors’ Deferred Stock Plan, please find below the terms and conditions relating to your 200______ award.

1.

The number of shares of Stock awarded to you for 200_ is___  , which equals the number of whole shares obtained by dividing $___ by the closing price of a share of Stock on____  , 200_. This letter describes the terms under which these shares of Stock have been awarded to you (the “Terms”).

2.

The shares described in paragraph 1 plus any additional shares of Stock determined under paragraph 4 below (the shares described in paragraph 1 plus the shares described in paragraph 4 being hereinafter referred to as the “200_ shares”) will be issued to you as soon as practicable following the later of (i) the date you cease to be a director, or (ii) the date specified in a deferral election described in paragraph 3. In the event of your death prior to the issuance of the 200_ shares, the 200_ shares will be issued to your designated beneficiary(ies). You may designate a beneficiary or beneficiaries by delivering to ________, or to his successor or designate (the “Administrator”), a written beneficiary designation in form satisfactory to the Administrator. Your designation (or change in designation) will be effective when received in satisfactory form by the Administrator. If you should die without having named a beneficiary, your 200_ shares will be issued to the executor or administrator of your estate.

3.

At any time not later than twelve months prior to the date you cease to be a director, you may elect to defer receipt of the 200_ shares to a later date specified in the election. Any election described in the preceding sentence must be in writing and shall take effect only when delivered to the Administrator in a form satisfactory to the Administrator. Except as otherwise determined by the Administrator, no such election may specify a deferred date for receipt of the 200_ shares that is more than ten (10) years following the date you cease to be a director. Any election received by the Administrator within the twelve-month period preceding the date you cease to be a director shall be void and shall have no force or effect hereunder. If you make an effective election under this paragraph to defer receipt of the 200_ shares, and you die prior to issuance of the shares, the 200_ shares shall be issued as soon as practicable following your death to your designated beneficiary(ies) or to the executor or administrator of your estate if no beneficiary has been designated or survives.

4.

You will not have any rights as a stockholder with respect to the 200_ shares until they have been issued to you. However, if any dividends and distributions (other than distributions described in paragraph 5) are paid on the Stock prior to the date you cease to be a director, the number of your 200_ shares will be increased by the number of shares obtained as follows: by dividing the total dividend or distribution you would have received if you had owned the 200_ shares credited to your account on the dividend or other distribution declaration date, by the closing price of a share of Stock on the date the dividend or distribution was paid.

5.

The number and kind of shares constituting the 200_ shares shall be appropriately adjusted by the Board to reflect stock splits, stock dividends or similar changes in the capitalization of State Street Corporation (the “Corporation”).

6.

Your rights to the 200_ shares are only those of an unsecured creditor of the Corporation. Nothing in the Terms or otherwise shall be construed as obligating the Corporation to establish a trust or otherwise to set aside Stock or funds to meet its obligations under the Terms.

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7.

Nothing in the Terms or otherwise shall obligate the Corporation to register the shares of Stock to be issued hereunder. You acknowledge that federal and state securities laws or other laws may limit the extent to which you or your beneficiary(ies) may sell or otherwise transfer or dispose of any shares of Stock issued under the Terms. Under currently applicable rules under the Securities Exchange Act of 1934, as amended, you are required to report the award described above as a 200_ exempt award.

8.	The Board may at any time vote to accelerate the issuance of the 200_ shares to you.

9.

You agree that as a precondition to the issuance of any of the 200_ shares, you will pay to the Corporation such amounts, if any, as are required to be withheld by the Corporation in respect of the award and payments described herein.

10.

The Terms and the award described herein shall be construed and administered by the Board in accordance with the laws of the Commonwealth of Massachusetts, and the determination of the Board shall be binding on all persons.

If you agree with the terms set forth above, please so indicate by signing the accompanying copy of this letter and returning it to my attention.

STATE STREET CORPORATION

By:

Acknowledged and agreed as of the date set forth above:

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